CREDIT AGREEMENT



     This CREDIT AGREEMENT dated as of January 31, 1996 is entered into among PILGRIM'S PRIDE, S.A. DE C.V., (the ``BORROWER'') and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION (the ``LENDER''), PILGRIM'S PRIDE CORPORATION (the ``COMPANY''), AVICOLA PILGRIM'S PRIDE DE MEXICO, S.A. DE C.V. (the ``PARENT''), COMPANIA INCUBADORA AVICOLA PILGRIM'S PRIDE, S.A. DE C.V., PRODUCTORA Y DISTRIBUIDORA DE ALIMENTOS, S.A. DE C.V., IMMOBILIARIA AVICOLA PILGRIM'S PRIDE, S. DE R.L. DE C.V. and CIA. INCUBADORA HIDALGO, S.A. DE C.V. The Borrower, the Lender, the Company and the Parent agree as follows:


                            SECTION 1.
                            DEFINITIONS

1.@  DEFINED TERMS.

     As used in this Agreement, the following terms have the following meanings:

          ``ACCOUNTS RECEIVABLE'' means with respect to Parent and its Subsidiaries any right to payment owed by any Person (other than an affiliate of Parent or any of its Subsidiaries) that is due within one year from any invoice date for goods sold or leased or for services rendered no matter how evidenced, including, but not limited to, accounts receivable, contract rights, notes, drafts, acceptances and other forms of obligations and receivables, all as determined in conformity with GAAP.

          ``AGREEMENT''   means   this   Credit   Agreement,   as  amended,
     supplemented or modified from time to time.

          ``APPLICABLE MARGIN'' means, with respect to each LIBO Rate Loan and Prime Rate Loan, the rate of interest per annum shown below for the range of Leverage Ratio specified for each column:


                         <0.45      *.45 TO 1 AND      *.50 TO 1 AND        *.60 TO 1
   LEVERAGE RATIO        TO 1         <0.5 TO 1          <.60 TO 1        AND <.70 TO 1
LIBO Rate Loans       1.75%       2.125%            2.375%             2.75%
Prime Rate Loans      1.00%       1.125%            1.375%             1.75%


     Not later than 5 Business Days after receipt by the Lender of the financial statements called for by Section 7.4 of the Company Credit Agreement for the applicable fiscal quarter of Company, the Lender shall determine the Leverage Ratio for the applicable period and shall promptly notify the Borrower of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Lender so notifies the Borrower with respect to all Loans outstanding on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Lender in accordance shall be conclusive and binding absent manifest error. From the Closing Date until the date the Applicable Margins are first adjusted as set forth above, the Applicable Margins shall be (x) 2.375% per annum with respect to each LIBO Rate Loan and 1.375% per annum with respect to each Prime Rate Loan.

          ``BORROWER''   has  the  meaning  set  forth  in the introductory
     paragraph of this Agreement.

          ``BORROWING''   has   the   meaning   assigned   that   term   in
subsection 2.1.

          ``BUSINESS DAY'' means a day other than a Saturday, Sunday or a day on which commercial banks in New York or the New York Stock Exchange are authorized or required by law to close.

          ``CAPITAL LEASE'' means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

          ``CLOSING DATE'' means the date of execution of this Agreement by the parties hereto.

          ``COMMITMENT'' means the amount of $10,000,000 as such amount may be reduced pursuant to subsection 2.1D.

          ``COMPANY'' has the meaning set forth in the introductory paragraph of this Agreement.

          ``COMPANY CREDIT AGREEMENT'' means that certain Secured Credit Agreement dated as of May 27, 1993 by and among Company, Harris Trust and Savings Bank, individually and as agent thereunder, and the other lenders party thereto, as such agreement may be amended, supplemented or modified from time to time.

          ``COMPANY CUMULATIVE NET OPERATING PROFITS'', means, an amount determined as of the last day of a fiscal quarter or fiscal year of Company equal to (a) gross revenues LESS (b) cost of goods sold, LESS
     (c) sales, general and administrative expenses, all as determined on a consolidated cumulative basis for Company and its Subsidiaries from the first day of such fiscal year through the date of determination.

          ``CONSOLIDATED CURRENT ASSETS'' means, at any date of determination, the total assets of the Parent and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP.

          ``CONSOLIDATED CURRENT LIABILITIES'' means, at any date of determination, the consolidated liabilities of the Parent and its Subsidiaries which may properly be classified as current liabilities in conformity with GAAP, excluding liabilities classified on the financial statements of Borrower as a ``return of capital payable'' in accordance with the Parent's historical accounting practices.

          ``DEBT'' means with respect to any Person as of any time the same is to be determined, the aggregate of:

          (a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money (including by the issuance of debt securities);

          (b)  all    guaranties,   endorsements   and   other   contingent
     obligations of such Person with respect to indebtedness arising from money borrowed by others;

          (c) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

          (d) the aggregate of the principal components of all leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

          (e) all indebtedness, obligations and liabilities representing the deferred purchase price property or services; and

          (f) all indebtedness secured by a lien on the Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness.

          ``DOLLARS'' and ``$'' means Dollars in lawful currency of the United States of America.

          ``FEDERAL FUNDS RATE'' means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

          ``GAAP'' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

          ``GUARANTOR'' means each of Company, Parent, Compania Incubadora Avicola Pilgrim's Pride, S.A. de C.V., Productora y Distribuidora de Alimentos, S.A. de C.V., Immobiliaria Avicola Pilgrim's Pride, S. de R.L. de C.V., and CIA. Incubadora Hidalgo, S.A. de C.V. and
     ``GUARANTORS'' means Company, Parent, Compania Incubadora Avicola Pilgrim's Pride, S.A. de C.V., Productora y Distribuidora de Alimentos, S.A. de C.V., Immobiliaria Avicola Pilgrim's Pride, S. de R.L. de C.V., and CIA. Incubadora Hidalgo, S.A. de C.V., collectively.

          ``GUARANTY'' means that certain Guaranty dated as of the Closing Date in substantially the form of EXHIBIT B annexed hereto, executed and delivered by each Guarantor pursuant to subsection 4.1A.

          ``HIGHEST   LAWFUL   RATE''    has   the  meaning  set  forth  in
     subsection 8.10.

          ``INTEREST PAYMENT DATE'' means, as to any Prime Rate Loan until payment in full, the Maturity Date and the last day of each March, June, September and December commencing on the first of such days to occur after a Prime Rate Loan is made. As to any LIBO Rate Loan with an Interest Period of three months or less, until payment in full, the last day of such Interest Period and the Maturity Date, and as to any LIBO Rate Loan with an Interest Period in excess of three months, until payment in full, (i) the same day of each three months following the beginning of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date.

          ``INTEREST PERIOD'' means, with respect to any LIBO Rate Loan:

               (i) initially, the period commencing on, as the case may be, the Borrowing or conversion date with respect to such LIBO Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of Borrowing as provided in subsection 2.1B or its notice of conversion as provided in subsection 2.4; and

               (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of continuation as provided in subsection 2.4;

     PROVIDED, that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (a) if any Interest Period for a LIBO Rate Loan would otherwise end on a day which is not a LIBO Business Day, that Interest Period shall be extended to the next succeeding LIBO Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBO Business Day;

               (b) the Borrower may not select an Interest Period with respect to any portion of principal of a LIBO Rate Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of that portion of principal; and

               (c) there shall be no more than six Interest Periods with respect to LIBO Loans outstanding at any time.

          ``INVENTORY'' means all raw materials, work in process, finished goods and goods held for sale or lease or furnished or to be furnished under contracts of service in which Parent or any of its Subsidiaries now has or hereafter acquires any right, all as determined in conformity with GAAP.

          ``LEVERAGE RATIO'' means the ratio for the Company and its Subsidiaries of (a) the aggregate outstanding principal amount of all Debt (other than Debt consisting of reimbursement and other obligations with respect to undrawn letters of credit) to (b) the sum of the aggregate outstanding principal amount of all Debt included in the clause (a) above PLUS Net Worth.

          ``LENDER'', has the meaning set forth in the introductory paragraph of this Agreement.

          ``LENDING OFFICE'' means Lender's office located at its address identified on the signature pages hereof as its Lending Office, or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower.

          ``LIBO BUSINESS DAY'' means a day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

          ``LIBO RATE'' means, for each Interest Period (i) the rate of interest determined by the Lender at which deposits for the relevant Interest Period would be offered to the Lender in the approximate amount of the relevant LIBO Rate Loan in the London interbank market upon request of the Lender at 11:00 A.M. (London time) on the day which is two (2)LIBO Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBO Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Lender quotes the rate to the Borrower) for Eurocurrency funding of domestic assets (currently referred to as ``Eurocurrency liabilities'' in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

          ``LIBO RATE LOANS'' means Loans hereunder at such time as they accrue interest at a rate based upon the LIBO Rate.

          ``LIEN'' means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          ``LOANS'' means loans made by the Lender to the Borrower pursuant to subsection 2.1.

          ``LOAN DOCUMENTS'' means this Agreement, the Note, the Guaranty, and any other document required by the Lender in connection with this Agreement and/or the credit extended hereunder.

          ``MATURITY DATE'' means January 31, 1998.

          ``NET WORTH'' means the Total Assets minus the Total Liabilities of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

          ``NOTE''  has the meaning assigned that term in subsection 2.1E.

          ``PARENT''  has  the  meaning  set  forth   in  the  introductory
     paragraph to this Agreement.

          ``PARENT CUMULATIVE NET OPERATING PROFITS'', means, an amount determined as of the last day of each fiscal quarter of each fiscal year of Parent equal to (a) gross revenues LESS (b) cost of goods sold, LESS (c) sales, general and administrative expenses, all as determined on a consolidated cumulative basis for Parent and its Subsidiaries from the first day of such fiscal year through the date of determination.

          ``PERSON'' means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          ``POTENTIAL EVENT OF DEFAULT'' means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          ``PRIME RATE'' means the higher of (i) the Federal Funds Rate PLUS 1/2 of 1% per annum and (ii) the average of the prime commercial lending rates of The Chase Manhattan Bank, National Association (or its successor by merger with Chemical Bank), Citibank, N.A. and Morgan Guaranty Trust Company of New York, as announced from time to time at their respective head offices, it being understood that such rates are simply reference rates and may not necessarily be the rates of interest charged to their most creditworthy customers or the lowest of their respective reference rates. The Prime Rate shall be adjusted automatically on and as of the effective date of any change in any such lending rate.

          ``PRIME RATE LOANS'' means Loans hereunder at such time as they accrue interest at a rate based upon the Prime Rate.

          ``REGULATIONS G, T, U AND X'' means Regulations G, T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

          ``SUBSIDIARY'' means a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

          ``TOTAL  ASSETS''  means,  at  any  date, the aggregate amount of
     assets  of  the  Company  and  its  Subsidiaries   determined   on   a
     consolidated basis in accordance with GAAP.

          ``TOTAL LIABILITIES'' means, at any date, the aggregate amount of all liabilities of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

2.@  OTHER DEFINITIONAL PROVISIONS.

     A. All terms defined in this Agreement shall have the defined meanings when used in the Note or Guaranty or any certificate or other document made or delivered pursuant hereto.

     B. As used herein, in the Note and in the Guaranty, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

     C. The words ``hereof'', ``herein'' and ``hereunder'' and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


                            SECTION 2.
                             THE LOANS

1.C  THE LOANS.

     A. THE COMMITMENT. The Lender agrees, on the terms and conditions hereinafter set forth, to make loans (``LOANS'') to the Borrower from time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed the lesser of (x) the Commitment or (y) an amount equal to 300% of the Accounts Receivable and Inventory of Parent and its Subsidiaries as of the last day of Parent's fiscal month immediately preceding the date of the proposed Borrowing, as such amount may be reduced pursuant to subsection 2.1D. Each borrowing under this Section (a ``BORROWING'') shall be in a minimum amount of $100,000 and in an integral multiple of $50,000; PROVIDED that a Loan consisting of a LIBO Rate Loan shall be in a minimum amount of $500,000 or an integral multiple of $100,000 above such amount. Within the limits of the Commitment and prior to the Maturity Date, the Borrower may borrow, repay pursuant to subsection 2.2C and reborrow under this subsection 2.1A.

     B. MAKING THE LOANS. The Borrower may borrow under the Commitment on any Business Day if the Borrowing is to consist of a Prime Rate Loan and on any LIBO Business Day if the Borrowing is to consist of a LIBO Rate Loan; PROVIDED that the Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 12:00 Noon., New York time) (i) three LIBO Business Days prior to the requested Borrowing date in the case of a LIBO Rate Loan, and (ii) on or before the requested Borrowing date in the case of a Prime Rate Loan, specifying (A) the amount of the proposed Borrowing, (B) the requested date of the Borrowing, (C) whether the Borrowing is to consist of a LIBO Rate Loan or a Prime Rate Loan,
(D) if the Loan is to be a LIBO Rate Loan, the length of the Interest Period therefor and certifying that the amount of the proposed Borrowing, together with the aggregate principal amount of any outstanding Loans does not exceed 300% of the Accounts Receivable and Inventory of Parent and its Subsidiaries as of the last day of Parent's fiscal month most recently ended. Upon satisfaction of the applicable conditions set forth in
Section 4, the proceeds of all such Loans will then be made available to the Borrower by the Lender by crediting the account of the Borrower at Lender's Lending office, or as otherwise directed by the Borrower.

     The notice of Borrowing may be given orally (including telephonically) or in writing (including telex or facsimile transmission) and any conflict regarding a notice or between an oral notice and a written notice applicable to the same Borrowing shall be conclusively determined by the Lender's books and records. The Lender's failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Lender shall not incur any liability to the Borrower in acting upon any notice of Borrowing which the Lender believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

     C. COMMITMENT FEE. The Borrower agrees to pay to the Lender a commitment fee on the average daily unused portion of the Commitment from the Closing Date until the Maturity Date at the rate of 1/2 of one percent (1%) per annum, payable on the last day of each calendar quarter commencing the first such date occurring after the date of this Agreement, and on the Maturity Date.

     D. REDUCTION OF THE COMMITMENT. The Borrower shall have the right, upon at least two (2) Business Days' notice to the Lender, to terminate in whole or reduce in part the unused portion of the Commitment, without premium or penalty; PROVIDED that each partial reduction shall be in the aggregate amount of $500,000 or an integral multiple of $100,000 above such amount and that such reduction shall not reduce the Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction.

     E. THE NOTE. The Loans made by the Lender pursuant hereto shall be evidenced by a promissory note or notes of the Borrower, substantially in the form of Exhibit A, with appropriate insertions (the ``NOTE''), payable to the order of the Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by the Lender, with interest thereon as prescribed in Section 2.3. The Lender is hereby authorized to record in its books and records and on any schedule annexed to the Note, the date and amount of each Loan made by the Lender, and the date and amount of each payment of principal thereof, and in the case of LIBO Rate Loans, the Interest Period and interest rate with respect thereto and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; PROVIDED that failure by the Lender to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Note, the Lender shall record such information on any schedule annexed to and forming a part of such Note.

     F.   LOAN  FEE.   Upon execution of this Agreement and  on  the  first
anniversary of the Closing Date, the Borrower shall pay to the Lender a non-refundable fee in the amount of $25,000.

2.F  REPAYMENT.

     A.   MANDATORY  REPAYMENTS.   The aggregate principal  amount  of  the
Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date.

     B. OTHER REPAYMENTS REQUIREMENT. If for any reason prior to the Maturity Agreement, either (x) all obligations for money borrowed and with respect to letters of credit issued pursuant to the Company Credit Agreement are repaid in full or (y) Lender shall no longer be a ``Bank'' under the Company Credit Agreement, at the request of the Lender, all or such portion of the Loans designated by the Lender shall be repaid and the Commitments with respect thereto terminated. In addition, if at any time outstanding Loans exceed an amount equal to 300% of Accounts Receivable and Inventory of Parent and its Subsidiaries as of the last day of the fiscal month most recently ended, Borrower shall repay Loans, no later than three Business Days after obtaining knowledge of the existence of such excess, in an amount equal to the excess of (x) the aggregate principal amount of all outstanding Loans over (y) 300% of the amount of such Accounts Receivables and Inventory.

     C. OPTIONAL REPAYMENTS. The Borrower may, at its option repay the Loans, in whole or in part, at any time and from time to time; PROVIDED that the Lender shall have received from the Borrower notice of any such payment at least one (1) Business Day prior to the date of the proposed payment if such date is not the last day of the then current Interest Period for each Loan being paid, in each case specifying the date and the amount of payment. Partial payments hereunder shall be in an aggregate principal amount of the lesser of $50,000 or any whole multiple thereof.

3.C  INTEREST RATE AND PAYMENT DATES.

     A. PAYMENT OF INTEREST. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

     B. PRIME RATE LOANS. Loans which are Prime Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (x) Prime Rate PLUS the Applicable Margin and (y) the Highest Lawful Rate.

     C. LIBO RATE LOANS. Loans which are LIBO Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of (x) the LIBO Rate determined for such Interest Period in accordance with the terms hereof plus the Applicable Margin or (y) the Highest Lawful Rate.

4.C  CONTINUATION AND CONVERSION OPTIONS.

     The Borrower may elect from time to time to convert its outstanding Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis by giving the Lender (i) irrevocable notice of an election to convert Loans to Prime Rate Loans and (ii) at least three (3) LIBO Business Days' prior irrevocable notice of an election to convert Loans to LIBO Rate Loans, PROVIDED that any conversion of Loans other than Prime Rate Loans shall only be made on the last day of an Interest Period with respect thereto; PROVIDED, FURTHER that, no Loan may be converted to a Loan other than a Prime Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. The Borrower may elect from time to time to continue its outstanding LIBO Rate Loans upon the expiration of the Interest Period(s) applicable thereto by giving to the Lender at least three (3) LIBO Business Days' prior irrevocable notice of continuation of a LIBO Rate Loan and the succeeding Interest Period(s) of such continued Loan or Loans will commence on the last day of the Interest Period of the Loan to be continued; PROVIDED that no Loan may be continued as a Loan other than a Prime Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. Each notice electing to convert or continue a Loan shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion; and (iv) in the case of a conversion to, or continuation of a Loan other than a Prime Rate Loan, the requested Interest Period, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. On the date on which such conversion or continuation is being made the Lender shall take such action as is necessary to effect such conversion or continuation. In the event that no notice of continuation or conversion is received by the Lender with respect to outstanding Loans other than Prime Rate Loans, upon expiration of the Interest Period(s) applicable thereto, such Loans shall convert to Prime Rate Loans. Subject to the limitations set forth in this Section and in the definition of Interest Period, all or any part of outstanding Loans may be converted or continued as provided herein, PROVIDED that partial conversions or continuations with respect to Loans other than Prime Rate Loans shall be in an aggregate minimum amount of $500,000 and in an integral multiple of $100,000.


                            SECTION 3.
              GENERAL PROVISIONS CONCERNING THE LOANS

1.C  USE OF PROCEEDS.

     The proceeds of the Loans hereunder shall be used by the Borrower for general working capital purposes of the Borrower and its Subsidiaries.

2.C  POST MATURITY INTEREST.

     Notwithstanding anything to the contrary contained in subsection 2.3, if all or a portion of the principal amount of any of the Loans made hereunder or any interest accrued thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to two percent (2%) above the highest rate which would otherwise be applicable pursuant to subsection 2.3, payable on demand. In addition, such Loan, if a Loan other than a Prime Rate Loan, shall be converted to a Prime Rate Loan at the end of the then current Interest Period therefor.

3.C  COMPUTATION OF INTEREST AND FEES.

     A. CALCULATIONS. Interest in respect of the Prime Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest in respect of the LIBO Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.

     B.   DETERMINATION BY LENDER.   Each determination of an interest rate
or fee by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

4.B  PAYMENTS.

     The Borrower shall make each payment of principal, interest and fees hereunder and under the Note, without set-off or counterclaim, not later than 2:00 P.M., New York time, on the day when due in lawful money of the United States of America to the Lender at the office of the Lender designated from time to time in immediately available funds.

5.B  PAYMENT ON NON-BUSINESS DAYS.

     Whenever any payment to be made hereunder or under the Note with respect to Prime Rate Loans shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

6.B  REDUCED RETURN.

     If the Lender shall have determined that any applicable law, regulation, rule or regulatory requirement (``REQUIREMENT'') regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its Commitments and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material (which amount shall be determined by the Lender's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

7.B  INDEMNITIES, ETC.

     A. INDEMNITIES. Whether or not the transactions contemplated hereby shall be consummated, the Borrower and each Guaranty, jointly and severally, agree to indemnify, pay and hold the Lender, and the shareholders, officers, directors, employees and agents of the Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, reasonable attorneys' fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement or any other Loan Document or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against the Borrower, any Guarantor or any of their respective Subsidiaries (collectively, the
``INDEMNIFIED LIABILITIES''); PROVIDED neither the Borrower nor any Guarantor shall have any obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Persons. If any claim is made, or any action, suit or proceeding is brought, against any Person indemnified pursuant to this subsection, the indemnified Person shall notify the Borrower of such claim or of the commencement of such action, suit or proceeding, and the Borrower and each Guarantor will assume the defense of such action, suit or proceeding,
employing  counsel  selected  by  the  Borrower  and   each  Guarantor  and
reasonably satisfactory to the indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the Note.

     B. FUNDING LOSSES. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense including, but not limited to, any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain its LIBO Rate Loans hereunder, which the Lender may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or interest on the LIBO Rate Loans of the Lender, (ii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof, (iii) default by the Borrower in making any payment after the Borrower has given a notice of payment or (iv) the Borrower making any payment of a LIBO Rate Loan on a day other than the last day of the Interest Period for such Loan. For purposes of this subsection and subsection 3.7, it shall be assumed that the Lender had funded or would have funded, as the case may be, 100% of its LIBO Rate Loans in the London interbank market for a corresponding amount and term. The determination by the Lender of amount owed under subsection 3.7 shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of the Note.

8.B  FUNDING SOURCES.

     Nothing in this Agreement shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

9.B  INABILITY TO DETERMINE INTEREST RATE.

     In the event that the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBO Rate applicable pursuant to subsection 2.3 for any Interest Period with respect to a LIBO Rate Loan that will result from a requested LIBO Rate Loan or that such rate of interest does not adequately cover the cost of funding such Loan, the Lender shall forthwith give notice of such determination to the Borrower not later than 1:00 P.M., New York time, on the requested Borrowing date, the requested conversion date or the last day of an Interest Period of a Loan which was to have been continued as a LIBO Rate Loan. If such notice is given and has not been withdrawn (i) any requested LIBO Rate Loan shall be made as a Prime Rate Loan (or a Loan bearing interest at such other rate, if any, as may be mutually acceptable to the Borrower and the Lender), or, at the Borrower's option, such Loan shall not be made, (ii) any Loan that was to have been converted to a LIBO Rate Loan shall be continued as, or converted into, a Prime Rate Loan and (iii) any outstanding LIBO Rate Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Prime Rate Loan. Until such notice has been withdrawn by the Lender, no further LIBO Rate Loans shall be made and the Borrower shall not have the right to convert a Loan to a LIBO Rate Loan. The Lender will review the circumstances affecting the interbank LIBO market from time to time and the Lender will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

10.B REQUIREMENTS OF LAW.

     In the event that any law, regulation or directive or any change therein or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

          A. does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of any LIBO Rate at the last Borrowing, conversion or continuation date of a Loan;

          B.   does or shall impose, modify or hold applicable any reserve,
     special   deposit,   compulsory  loan  or  other  requirement  against
     Commitments to extend credit;

          C.   does or shall impose on the Lender any other condition;

     and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its Commitment or the LIBO Rate Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by the Lender's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to the Lender, within three Business Days of its demand, any additional amounts necessary to compensate the Lender for such additional cost or reduced amount receivable as determined by the Lender with respect to this Agreement. If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

11.C ILLEGALITY.

     Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful, impossible, or impracticable for the Lender to make or maintain LIBO Rate Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make LIBO Rate Loans or convert Prime Rate Loans to LIBO Rate Loans shall forthwith be cancelled and (b) the Lender's Loans then outstanding as LIBO Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the next succeeding Interest Payment Date or within such earlier period as allowed by law. The Borrower hereby agrees to pay the Lender, within three (3) Business Days of its demand, any additional amounts necessary to compensate the Lender for any costs incurred by the Lender in making any conversion in accordance with this subsection, including, but not limited to, any interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder (the Lender's notice of such costs, as certified to the Borrower to be conclusive absent manifest error).

12.C TAXES.

     A. Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings (whether imposed under the laws of the United States or Mexico), and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as ``TAXES''). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable hereunder) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     B. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, the obligations (hereinafter referred to as ``OTHER TAXES'').

     C. The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 10 days from the date the Lender makes written demand therefor.

     D. Within 10 days after the date of any payment of Taxes, the Borrower will furnish to the Lender, at its address specified herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder, the Borrower will furnish to the Lender a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lender, in either case stating that such a payment is exempt from or not subject to Taxes.

     E. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in this subsection 3.12 shall survive the payment in full of the principal of and interest on the Note.

13.E JUDGMENT.

     A. If, for the purposes of obtaining a judgment in any court with respect to any obligation under any Loan Document, it is necessary to convert a sum due hereunder in United States dollars into another currency, the parties agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Lender could purchase United States dollars with such other currency on the Business Day preceding that on which final judgment is given.

     B. The obligation of the Borrower and each Guarantor in respect of any sum due from time to the Lender under any Loan Document shall, notwithstanding any judgment in a currency other than United States dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars to purchased are less than the sum originally due to the Lender in United States dollars, the Borrower and Guarantors, jointly and severally, agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the United States dollars so purchase exceed the sum originally due to the Lender in United States dollars, the Lender agrees to remit to the Borrower or such Guarantor, as the case may be, such excess.


                            SECTION 4.
                       CONDITIONS OF LENDING

1.B  CONDITIONS PRECEDENT TO INITIAL LOANS.

     The obligation of the Lender to make its initial Loan is subject to the conditions precedent that:

          A. The Lender shall have received on or before the day of the initial Borrowing the following, in form and substance satisfactory to the Lender (and which, if any such document is written in Spanish, at the request of Lender, shall include an English translation thereof):

               (i) The Note issued by the Borrower to the order of the Lender;

               (ii) Copies of the Articles, Certificate of Incorporation or other organizational document of the Borrower and each Guarantor, certified by its Secretary or Assistant Secretary,

               (iii) Copies of the Bylaws of the Borrower and each Guarantor, certified by its Secretary or Assistant Secretary;

               (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower and each Guarantor, in form and substance satisfactory to the Lender, approving the Loan Documents and the Borrowings hereunder;

               (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor or equivalent document, certifying the names and signatures of the officers of the Borrower and each Guarantor or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

               (vi) A favorable opinion of counsel to the Borrower and Guarantors, in the form of EXHIBIT C hereto, and as to such other matters as the Lender may reasonably request; and

               (vii)  Executed copies of the Guaranty.

     B.   All  corporate  and  legal  proceedings  and all instruments  and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Lender and its counsel, and the Lender and such counsel shall have received any and all further information and documents which the Lender or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

2.B  CONDITIONS PRECEDENT TO EACH BORROWING.

     The obligation of the Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true and the Lender shall have received the notice required by subsection 2.1B, which notice shall be deemed to be a certification by the Borrower that:

          (i)  The    representations    and   warranties   contained    in
     subsection 5.1 are true and correct on and as of the date of such Borrowing as though made on and as of such date,

          (ii) No event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default, and

          (iii)  All Loan Documents are in full force and effect.


                            SECTION 5.
                  REPRESENTATIONS AND WARRANTIES

1.A  REPRESENTATIONS AND WARRANTIES.

     The Borrower and each Guarantor represents and warrants as follows:

          A. ORGANIZATION. The Borrower and each Guarantor is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its formation. The Borrower and each Guarantor is also, in all material respects, duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted.

          B. AUTHORIZATION. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party, and with respect to the Borrower, the making of Borrowings hereunder, are within the Borrower's and each Guarantor's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower's or any Guarantor's charter, by-laws or other organizational document or (ii) any law or regulation (including, without limitation, Regulations G, T, U and X) or any contractual restriction binding on or affecting the Borrower or any Guarantor.

          C. GOVERNMENTAL CONSENTS. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except, in the case of Company, routine reports required pursuant to the Securities Exchange Act of 1934, as amended), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party.

          D. VALIDITY. Each of the Loan Documents is the binding obligation of the Borrower and each Guarantor party thereto, enforceable in accordance with its terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

          E. FINANCIAL CONDITION. The consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 1995 and the related statements of income and retained earnings of the Parent and its consolidated Subsidiaries for such fiscal year, copies of which have been furnished to the Lender, fairly present the financial condition of the Parent and its consolidated Subsidiaries as at such dates and the results of the operations of the Parent and its consolidated Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, and since September 30, 1995, there has been no material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole.

          F. LITIGATION. There is no pending or threatened action or proceeding affecting the Borrower, any Guarantor or any of their respective Subsidiaries before any court, governmental agency or arbitrator, which may materially and adversely affect the consolidated financial condition or operations of the Borrower or any Guarantor or which may have a material adverse effect on the Borrower's or any Guarantor's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

          G. DISCLOSURE. No representation or warranty of the Borrower or any Guarantor contained in this Agreement or any other document, certificate or written statement furnished to the Lender by or on behalf of the Borrower or any Guarantor for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any Guarantor in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower or any Guarantor (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower or any Guarantor and their respective Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby.

          H. REPRESENTATIONS AND WARRANTIES INCORPORATED FROM COMPANY CREDIT AGREEMENT. Each of the representations and warranties given by Company pursuant to the Company Credit Agreement are true and correct in all material respects as of the date made (whether given on or after the Closing Date) and such representations and warranties are hereby incorporated herein by this reference with the same effect as though set forth in their entirety herein, subject to the qualifications set forth in the Company Credit Agreement.


                            SECTION 6.
                             COVENANTS

1.H  AFFIRMATIVE COVENANTS.

     So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder, the Parent will, unless the Lender shall otherwise consent in writing:

          A.   FINANCIAL INFORMATION.  Furnish to the Lender:

               (i) Copies of all financial and other information delivered pursuant to Section 7.4 of the Company Credit Agreement as and when delivered thereunder.

               (ii) Not later than 45 days after the end of each fiscal month of Parent, a compliance certificate, in form and substance satisfactory to the Lender, demonstrating in reasonable detail compliance with the restrictions contained in subsections 6.2A and 6.2B hereof.

          B.   OTHER NOTICES AND INFORMATION.  Deliver to the Lender:

               (i) promptly upon any officer of the Parent or the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default,
          (b) that any Person has given any notice to the Parent or any Subsidiary of the Parent or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.1E, (c) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Parent or any of its Subsidiaries equal to or greater than $500,000 or any adverse determination in any litigation involving a potential liability of the Parent or any of its Subsidiaries equal to or greater than $500,000, or (d) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Parent has taken, is taking and proposes to take with respect thereto;

               (ii) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Parent or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

          C. CORPORATE EXISTENCE, ETC. At all times preserve and keep in full force and effect its and its Subsidiaries' corporate existence and rights and franchises material to its business and those of each of its Subsidiaries; PROVIDED, HOWEVER, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interest of the Parent and Borrower and is not materially disadvantageous to the holder of any Note.

          D. PAYMENT OF TAXES AND CLAIMS. Pay, and cause each of its Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          E. MAINTENANCE OF PROPERTIES; INSURANCE. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Parent and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Parent will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

          F. INSPECTION. Permit any authorized representatives designated by the Lender to visit and inspect any of the properties of the Parent or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

          G. COMPLIANCE WITH LAWS, ETC. Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all environmental laws, rules, regulations and orders, noncompliance with which would materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole.

2.G  NEGATIVE COVENANTS.

     So long as any Note shall remain unpaid or the Lender shall have any Commitment hereunder, the Parent will not, and, with respect to subdivision C below, Company will not, without the written consent of the Lender:

          A.   CURRENT  RATIO.   Permit  the  ratio of Consolidated Current
     Assets to Consolidated Current Liabilities at any time to be less than
     1.0 to 1.0.

          B. MINIMUM NET OPERATING PROFITS. Company will not permit Company Cumulative Net Operating Profits to be less than
     (x)   $5,000,000  for  the  fiscal  quarter  ending  March  31,  1996,
     (y) $9,000,000  for  the  fiscal  quarter  ending  June  30,  1996 and
     (z) $29,100,000 for fiscal year 1996. Parent will not permit Parent Cumulative Net Operating Profits (x) for fiscal year 1996, to be less than negative $12,000,000 as of the end of any fiscal quarter and
     (y) for each fiscal year thereafter, as of the end of any fiscal quarter, to be less than $1.

          C. LIENS, ETC. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person.

          D.   DEBT.   Create  or  suffer  to  exist,  or permit any of its
     Subsidiaries  to  create  or  suffer  to exist, any Debt,  other  than
     (i) Debt reflected on the Parent's financial statements referred to in subsection 5.1E hereof and other Debt existing on the date hereof;
     (ii) Debt owed to the Lender; (iii) Debt of a Subsidiary of Borrower to another Subsidiary of Borrower or to the Borrower, (iv) Debt owed to Parent or Company; PROVIDED that no such indebtedness owed to Parent or Company shall be required to be repaid or shall be prepaid, in whole or in part, at any time any Loan is outstanding; (v) ordinary course trade payables and (vi) obligations not in excess of $2,000,000 with respect to Capital Leases.

          E. DIVIDENDS, ETC. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower.

          F. CONSOLIDATION, MERGER. Consolidate with or merge into any other corporation or entity except that a Subsidiary of the Borrower may consolidate with or merge into the Borrower, PROVIDED that the Borrower shall be the surviving entity of such merger or consolidation, and PROVIDED, FURTHER, that immediately after the consummation of such consolidation or merger there shall exist no condition or event which constitutes an Event of Default or a Potential Event of Default.

          G. LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except that the Borrower and its Subsidiaries may:

               (i) own, purchase or acquire commercial paper rated Moody's P-I, municipal bonds rated Moody's AA or better, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America;

               (ii) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Borrower or a Subsidiary;

               (iii) continue to own the existing capital stock of its Subsidiaries;

               (iv)   endorse  negotiable  instruments   for   deposit   or
          collection or similar transactions in the ordinary course of business;

               (v) allow the Borrower's Subsidiaries to make or permit to remain outstanding advances from the Borrower's Subsidiaries to the Borrower;

               (vi) make or permit to remain outstanding loans or advances to the Borrower's Subsidiaries;

               (vii) make or permit to remain outstanding Loans to employees in an aggregate principal amount not in excess of $500,000;

               (viii) Company may make loans to Parent; and

               (ix) short term investments with a maturity of 90 days or less in major Mexican banking institutions.

          H. ASSET SALES. Convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or any Subsidiary's business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except that the Borrower and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of business, property or fixed assets for consideration which in the aggregate do not exceed 5% of the aggregate book value of the consolidated assets of Parent and its Subsidiaries as of the Closing Date.

3.H  INCORPORATION OF COVENANTS FROM COMPANY CREDIT AGREEMENT.

     The Borrower and each of the Guarantors hereby agrees that it will honor and perform each of the covenants and other obligations set forth in the Company Credit Agreement, to the extent applicable to the Borrower or such Guarantor, and each such covenant and other obligation is hereby incorporated herein by this reference with the same effect as though set forth in their entirety herein, subject to the qualifications set forth in the Company Credit Agreement, as it may be amended from time to time.


                            SECTION 7.
                         EVENTS OF DEFAULT

1.H  EVENTS OF DEFAULT.

     If any of the following events (``EVENTS OF DEFAULT'') shall occur and be continuing:

          A. The Borrower shall fail to pay any installment of the principal when due, or shall fail to pay any installment of interest or other amount payable hereunder when due, within two (2) Business Days after notice from Lender; or

          B. Any representation or warranty made by the Borrower or any Guarantor herein or by the Borrower or any Guarantor (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          C. Company shall fail to retain voting control of Parent and, indirectly through Parent, Borrower; or

          D. The Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement other than those referred to in subsections 7.1A and B above on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the Borrower or such Guarantor knows of such failure; or

          E. (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall (A) fail to pay any principal of, or premium or interest on, any Debt, the aggregate outstanding principal amount of which is at least $1,000,000 (excluding Debt evidenced by the Note), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

          F. (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Guarantor or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Guarantor or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against the Borrower, any Guarantor or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty
     (30) days from the entry thereof; or (iv) the Borrower, any Guarantor or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and
     (iii) above; or (v) the Borrower, any Guarantor or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          G. One or more judgments or decrees shall be entered against the Borrower, any Guarantor or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) equal to or greater than $2,000,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

          H. The Guaranty, for any reason other than satisfaction in full of all obligations of the Borrower under the Loan Documents, ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under such guaranty or gives notice to such effect;

     THEN, (i) upon the occurrence of any Event of Default described in clause F above, the Commitment shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other amounts owing under this Agreement, the Note and the other Loan Documents shall automatically become due and payable; and (ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under this Agreement, the Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this subsection, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                            SECTION 8.
                           MISCELLANEOUS

1.H  AMENDMENTS, ETC.

     No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

2.H  NOTICES, ETC.

     Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to the Borrower or any Guarantor, at their addresses set forth on the signature page hereof; and if to the Lender, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by facsimile, respectively, except that notices and communications to the Lender pursuant to Section 2 or 7 shall not be effective until received by the Lender.

3.H  RIGHT OF SETOFF; DEPOSIT ACCOUNTS.

     Upon and after the occurrence of any Event of Default, the Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect. The Borrower and each Guarantor hereby grants to the Lender a security interest in all deposits and accounts maintained with the Lender. The Lender is authorized to debit any account maintained with it or any affiliate of Lender by the Borrower and each Guarantor for any amount of principal, interest or fees which are then due and owing to the Lender. The rights of the Lender under this subsection are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

4.H  NO WAIVER; REMEDIES.

     No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.H  COSTS AND EXPENSES.

     The Borrower and the Guarantors, jointly and severally, agree to pay on demand all costs and expenses of the Lender (including attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the preparation, amendment, modification, enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents.

6.H  PARTICIPATIONS.

     The Lender may sell, assign, transfer, negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower and the Guarantors outstanding under the Loan Documents, PROVIDED that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; and PROVIDED, FURTHER that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Lender may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower, the Guarantors or any of their respective Subsidiaries.

7.H  EFFECTIVENESS; BINDING EFFECT; GOVERNING LAW.

     This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor, and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, each Guarantor, the Lender and their respective successors and assigns, except that neither the Borrower nor any Guarantor shall have the right to assign its rights hereunder or any interest herein or under any Loan Document without the prior written consent of the Lender. THIS AGREEMENT AND THE NOTE(S) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE.

8.H  WAIVER OF JURY TRIAL.

     THE BORROWER, EACH GUARANTOR AND THE LENDER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER/GUARANTOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Lender, the Borrower and each Guarantor acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Lender, the Borrower and each Guarantor further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.H  CONSENT TO JURISDICTION; VENUE; LENDER FOR SERVICE OF PROCESS.

     All judicial proceedings brought against the Borrower or any Guarantor, with respect to this Agreement and the other Loan Documents may be brought in any state or federal court of competent jurisdiction in The City of New York or in the State of New York, and by execution and delivery of this Agreement, the Borrower and each Guarantor, accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower and each Guarantor irrevocably waives any right it may have to assert the doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding is brought in accordance with this subsection. The Borrower and each Guarantor designates and appoints CT Corporation Systems and such other Persons as may hereafter be selected by the Borrower or any Guarantor, as the case may be, irrevocably agreeing in writing to so serve as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the Borrower and each Guarantor to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to the Borrower or such Guarantor at its address provided in the applicable signature page hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by the Borrower or any Guarantor refuses to accept service, the Borrower and each Guarantor hereby agree that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Lender to bring proceedings against the Borrower or any Guarantor in courts of any jurisdiction.

10.H LAWFUL RATE.

     All agreements between the Borrower, any Guarantor and the Lender, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to the Lender for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any document executed in connection herewith, exceed the highest lawful rate permissible under applicable law (the ``HIGHEST LAWFUL RATE''), it being the intent of the Borrower, each Guarantor and the Lender in the execution hereof and of the Loan Documents to contract in strict accordance with applicable usury laws. If, as a result of any circumstances whatsoever, fulfillment by the any of the Borrower, any Guarantor or the Lender of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in the Lender having or being deemed to have contracted for, charged, reserved or received interest ( or amounts deemed to be interest) in excess of the maximum, lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Lender, then, ipso facto, the obligation to be fulfilled by the Borrower, or any Guarantor, as the case may be, shall be reduced to the limit of such validity, and if, from any such circumstance, the Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to the Borrower or such Guarantor, as the case may be, or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Note and the amounts owing on other obligations of the Borrower or such Guarantor, as the case may be, to the Lender under any Loan Document applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other obligations of the Borrower or such Guarantor, as the case may be, to the Lender under any Loan Document and not to the payment of interest. All interest paid or agreed to be paid to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law. This paragraph shall control all agreements between the Borrower, the Guarantors, and the Lender.

11.H ENTIRE AGREEMENT.

     This Agreement with Exhibits and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

12.H SEPARABILITY OF PROVISIONS.

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.H EXECUTION IN COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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                                                        EXECUTION


                         CREDIT AGREEMENT


                   DATED AS OF JANUARY 31, 1996


                               AMONG


                  PILGRIM'S PRIDE, S.A. DE C.V.,
                           AS BORROWER,


                   PILGRIM'S PRIDE CORPORATION,
         AVICOLA PILGRIM'S PRIDE DE MEXICO, S.A. DE C.V., COMPANIA INCUBADORA AVICOLA PILGRIM'S PRIDE, S.A. DE C.V.,
      PRODUCTORA Y DISTRIBUIDORA DE ALIMENTOS, S.A. DE C.V., IMMOBILIARIA AVICOLA PILGRIM'S PRIDE, S. DE R.L. DE C.V.,
                                AND
              CIA. INCUBADORA HIDALGO, S.A. DE C.V.,
                          AS GUARANTORS,


                                AND


      INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION,
                             AS LENDER